PUBLIC STORAGE, INC.
          EXHIBIT 11 - STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE


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                                                              For the three months ended            For the six months ended
                                                                       June 30,                             June 30,
                                                            -----------------------------        -----------------------------
Earnings Per Share:                                             2003               2002             2003                2002
----------------------------------------------------        ------------      -----------        -----------       -----------
                                                                      (Amounts in thousands, except per share data)
Net income...........................................       $   84,297        $   80,718         $  160,936        $  168,173

Less: Preferred Stock dividends:
   10% Cumulative Preferred Stock, Series A..........                -            (1,140)                 -            (2,280)
   9.20% Cumulative Preferred Stock, Series B........                -            (1,372)            (1,323)           (2,744)
   Adjustable Rate Preferred Stock, Series C.........             (506)             (506)            (1,012)           (1,012)
   9.50% Cumulative Preferred Stock, Series D........             (713)             (713)            (1,426)           (1,426)
   10.0% Cumulative Preferred Stock, Series E........           (1,372)           (1,372)            (2,744)           (2,744)
   9.75% Cumulative Preferred Stock, Series F........           (1,401)           (1,401)            (2,802)           (2,802)
   8.00% Cumulative Preferred Stock, Series J........                -            (3,000)                 -            (6,000)
   8.25% Cumulative Preferred Stock, Series K........           (2,372)           (2,372)            (4,744)           (4,744)
   8.25% Cumulative Preferred Stock, Series L........           (2,372)           (2,372)            (4,744)           (4,744)
   8.75% Cumulative Preferred Stock, Series M........           (1,230)           (1,230)            (2,460)           (2,460)
   8.60% Cumulative Preferred Stock, Series Q........           (3,709)           (3,709)            (7,418)           (7,418)
   8.00% Cumulative Preferred Stock, Series R........          (10,200)          (10,200)           (20,400)          (20,400)
   7.875% Cumulative Preferred Stock, Series S.......           (2,830)           (2,830)            (5,660)           (5,660)
   7.625% Cumulative Preferred Stock, Series T.......           (2,900)           (2,859)            (5,800)           (5,211)
   7.625% Cumulative Preferred Stock, Series U.......           (2,860)           (2,860)            (5,720)           (4,131)
   7.500% Cumulative Preferred Stock, Series V.......           (3,234)                -             (6,468)                -
                                                            ------------      -----------         -----------       ----------
       Total preferred dividends                               (35,699)          (37,936)           (72,721)          (73,776)
                                                            ------------      -----------         -----------       ----------
                                                            $   48,598        $   42,782          $  88,215         $  94,397
                                                            ============      ===========         ===========       ==========
Allocation of net income allocable to common shareholders to classes:
     Net income allocable to shareholders of the
       Equity Stock, Series A........................            5,376             5,376             10,751            10,751
     Net income allocable to shareholders of common
       stock.........................................           43,222            37,406             77,464            83,646
                                                            ------------      -----------         -----------       ----------
                                                            $   48,598        $   42,782          $  88,215         $  94,397
                                                            ============      ===========         ===========       ==========
Weighted average common shares outstanding:
   Basic - weighted average common shares
     outstanding...................................            124,599           122,821            124,340           122,386
   Effect of dilutive stock options - based on
     treasury stock method using average market                  1,255             2,003              1,196             2,031
     price.........................................
                                                            ------------      -----------         -----------       ----------
   Diluted weighted average common shares
     outstanding...................................            125,854           124,824            125,536           124,417
                                                            ============      ===========         ===========       ==========
Basic earnings per common share......................            $0.35             $0.30              $0.62             $0.68
                                                            ============      ===========         ===========       ==========
Diluted earnings per common share....................            $0.34             $0.30              $0.62             $0.67
                                                            ============      ===========         ===========       ==========
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Note: There are no securities outstanding which would have an anti-dilutive effect upon earnings per common share in each of the three and six month periods ending June 30, 2003 and 2002.

See Note 14 to the Company's financial statements regarding clarification of Emerging Issues Task Force Topic D-42.



                                   Exhibit 11